Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].”

MASTER SERVICE AGREEMENT

U.S. Oilfield Services

THIS MASTER SERVICE AGREEMENT (the “Agreement”) is made and entered into this 28th day of January, 2026, (the “Effective Date”) by and between Deep Isolation US LLC, with its principal office at 2001 Addison Street, Suite 300, Office 300, Berkeley, CA 94704, and its Affiliates, hereinafter called “Company”, and Halliburton Energy Services, Inc., a Delaware corporation, with its principal office at 3000 North Sam Houston Parkway East, Houston, Texas 77032, and its Affiliates, hereinafter called “Contractor”. Contractor and Company may be referred in this Agreement individually as “Party” or jointly as “Parties.”

ARTICLE 1 – DEFINITIONS:

The following definitions shall be used for the purpose of interpreting the Agreement.

“Affiliate” or “Affiliates” shall mean in relation to a Party, a company (a) which controls either directly or indirectly a Party; or (b) which is controlled directly or indirectly by a Party; or (c) which is directly or indirectly controlled by a company or legal entity, which directly or indirectly controls a Party. For the purpose of this definition, “control” means ownership or control of at least 50% (fifty percent) of the registered capital of such company or legal entity or the right to exercise more than 50% (fifty percent) of the voting rights of such company or entity.

“Company Group” shall mean Company, its parent, subsidiary and affiliated companies, contractors (other than Contractor), its client or customer, co-interest owners, co-lessees, partners and/or joint venturers and/or its/their directors, officers, employees, agents and consultants.

“Contractor Group” shall mean Contractor, its parent, subsidiary and affiliated companies, its subcontractors, and/or its/their directors, officers, employees, agents and consultants.

“Environmental Laws” shall mean all applicable federal, state, local, and international laws, statutes, regulations, and treaties relating to pollution, protection of the environment, hazardous or toxic substances, radioactive materials, or nuclear safety, including but not limited to the Atomic Energy Act, Price-Anderson Act, CERCLA, RCRA, Clean Air Act, Clean Water Act, Safe Drinking Water Act, and any international nuclear liability conventions.

“Goods” shall mean the products, supplies, equipment and materials purchased by Company from Contractor hereunder.

“Liabilities” shall mean any and all claims, judgments, liabilities, settlements, losses, damages, costs and expenses, including but not limited to, those related to attorney’s fees, property damage or loss (whether the property is owned, operated or hired) and personal injury or death.

“Nuclear Incident” shall mean any occurrence causing bodily injury, sickness, disease, death, property damage, or environmental harm arising out of or resulting from the radioactive, toxic, explosive, or other hazardous properties of source, special nuclear, or byproduct material, as defined by the Atomic Energy Act of 1954, as amended, or any similar law in any applicable jurisdiction.

“Services” shall mean services to construct a test well (“Test Well”) located at Contractor’s Cameron, TX site (Contractor’s Facility) and providing Company with certain rights of access and use of the Test Well as further defined herein, as more specifically described in Appendix 1 hereto. For avoidance of doubt title to the Test Well shall remain with Contractor.

ARTICLE 2 - SCOPE OF AGREEMENT:

This Agreement shall govern, control and apply to all Services performed or to be performed by Contractor for Company under written work orders, purchase orders, delivery tickets, invoices or other written agreements between the Parties, relating to the Services to be done by Contractor for Company. This Agreement does not obligate Company to order Services from Contractor, nor does it obligate Contractor to accept orders for Services.

ARTICLE 3 - STANDARD OF PERFORMANCE:

Contractor shall perform the Services designated in any work order accepted by Contractor with due diligence and in a good and workmanlike manner to completion, subject, however to Article 11 hereto.

ARTICLE 4 – WORK:

Contractor shall furnish at its own expense and cost any and all necessary labor, machinery, equipment, tools, transportation and whatever else is necessary in the performance and completion of such Services unless Company affirmatively agrees to furnish specific items. Company will furnish with due diligence and in a good and workmanlike manner such additional necessary labor, machinery, equipment, tools, transportation and other items as Company specifically agrees to provide.

It is specifically agreed by Parties that no radioactive source shall be brought to Contractor’s Facility by Company Group and Contractor shall not, under any circumstances, be deemed to be the operator, owner, permittee, or licensee of any facility or site where nuclear or radioactive material will be present, nor shall Contractor be required to handle, possess, transport, store, or dispose of any nuclear or radioactive materials, or hazardous waste, unless expressly agreed in writing by both Parties. All responsibility for regulatory compliance, permitting, licensing, and safe handling, storage, transportation, and disposal of nuclear or radioactive materials shall rest solely with Company.

ARTICLE 5 - LAWS AND REGULATIONS:

Contractor acknowledges the applicability of all valid local, state and federal laws, rules and regulations that may relate to its operations hereunder. All responsibility for regulatory compliance with Environmental laws, permitting, licensing, and safe handling, storage, transportation, and disposal of nuclear or radioactive materials that may arise out of or in connection with this Agreement shall rest solely with the Company. Company assumes responsibility for compliance with all applicable valid rules and regulations of governmental agencies. Contractor shall comply with all pension laws, labor and unemployment laws, including payment of all contributions legally due or payable as a result of any governmental or private pension or profit-sharing plans with reference to Contractor’s employees engaged in the performance of any Services hereunder. Contractor shall observe and comply with all applicable laws in the state where such Services are performed relating to Worker’s Compensation on its employees and shall carry public liability insurance, all as is set forth in Article 9 hereto.

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ARTICLE 6 - INDEPENDENT CONTRACTOR:

In the performance of the Services hereunder, Contractor shall be an independent contractor and neither Contractor nor anyone used or employed by Contractor shall be deemed, for any purpose, to be the agent, servant or representative of Company. Company shall have no direction or control of Contractor or its employees and agents except in the results to be obtained. Contractor shall have no direction or control of any persons other than Contractor’s agents, servants, and employees.

ARTICLE 7 – LIABILITIES AND INDEMNITIES:

A.	Contractor shall be responsible and liable for and shall release, defend, and indemnify Company Group from and against any and all Liabilities incurred by, in favor of or on behalf of Contractor Group.

B.	Company shall be responsible and liable for and shall release, defend, and indemnify Contractor Group from and against any and all Liabilities incurred by, in favor of or on behalf of Company Group.

C.	Contractor and Company further agree that the indemnity obligations provided in these Articles 7(A) & (B) shall be supported by liability insurance of like kind and in equal amounts as is permitted or required by applicable law, but at a minimum the amount required for Commercial or Comprehensive General Liability Insurance as set forth in Article 9.

D.	Contractor shall be responsible for and shall indemnify the Company Group from and against any and all Liabilities incurred by, in favor of or on behalf of a third party but only to the extent such Liabilities are caused by the fault, breach of contract or statute, or negligence of any member of Contractor Group. For the avoidance of doubt the term “third party” shall exclude any member of Contractor Group or Company Group.

E.	Company shall be responsible for and shall indemnify the Contractor Group from and against any and all Liabilities incurred by, in favor of or on behalf of a third party, but only to the extent such Liabilities are caused by the fault, breach of contract or statute, or negligence of any member of Company Group. For the avoidance of doubt the term “third party” shall exclude any member of Contractor Group or Company Group.

F.	Notwithstanding the above Company shall be responsible and liable for and shall release, defend, and indemnify Contractor Group from and against any and all Liabilities incurred when Company Group is on Contractor’ Facility, to the extent such Liabilities are caused by the fault, breach of contract or statute, or negligence of any member of Company Group.

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G.	Notwithstanding any provision in this Agreement to the contrary, Company shall be responsible and liable for loss of or damage to Contractor Group’s equipment, tools and instruments except for loss or damage caused by gross negligence of a member of Contractor Group (which loss or damage will be at Contractor’s risk): which are lost or damaged in the well; or which are lost or damaged due to abrasion or corrosion caused by well effluents; or which are lost or damaged while in the care, custody and control of any member of Company Group. Notwithstanding any of the foregoing to the contrary, any damage due to the wear and tear of normal operations will be at Contractor’s risk.

H.	In the event of loss or damage to Contractor Group’s equipment, tools and instruments under Article 7(F), if the equipment, tools or instruments are recovered and repairable, Company shall pay the repair costs. If the equipment, tools or instruments are not recovered or are irreparable, Company shall pay the cost of lost in hole equipment (lost in hole charge) as specified in any price book, schedule or Work Order. If no such lost in hole equipment or lost in hole charge is included in any price book, schedule or Work Order, the Company shall pay the full landed work site replacement value.

I.	Notwithstanding any provision herein to the contrary, in the event a tool containing a radioactive source, or a radioactive source utilized in any other manner by Contractor Group, becomes lost or lodged in a well, Company shall be solely responsible for any efforts to recover the radioactive source and Company shall also be responsible for complying with the requirements of Section 39.15(a) of the Nuclear Regulatory Commission and all other applicable laws, rules and regulations of any governmental body concerning retrieval and, if necessary, the abandonment of lost or lodged radioactive sources. Contractor shall be entitled to observe at its sole cost, any such recovery or abandonment efforts.

J.	In case it is necessary for Company to fish for any of Contractor Group’s equipment, tools or instruments, Company assumes the entire responsibility for such operations; however, Contractor will, if so desired by Company and without any responsibility or liability on Contractor’s part, render assistance in an advisory capacity for the recovery of such equipment, tools or instruments.

K.	Notwithstanding any provision in this Agreement to the contrary, Company shall be responsible and liable for and shall defend, indemnify, and hold harmless Contractor Group from and against any and all Liabilities arising from and on account of any claims related to (i) any actual or alleged nuclear incident, radiological release, or exposure to radioactive materials, (ii) any actual or alleged release, spill, or disposal of hazardous or toxic substances, including cost of any pollution and associated cleanup or (iii) any violation of Environmental Laws. The indemnity provided by Company in this agreement expressly includes, without limitation, all special, indirect, consequential, exemplary, and punitive damages arising out of or relating to nuclear incidents or environmental claims, regardless of whether such damages are characterized as direct or indirect.

L.	Notwithstanding any provision in this Agreement to the contrary, Company shall be responsible and liable for and shall defend, indemnify, and hold harmless Contractor Group from and against any and all Liabilities arising from; any damage or loss to any well, hole, casing, reservoir or productive formation and any other surface or subsurface loss or damage; and any use of radioactive material (including any pollution, contamination and associated clean up); and any blowout, fire, explosion, cratering; and removal of debris and cost of regaining control of any wild well; and any pollution and contamination (including clean up) (i) that originates below the surface of the land and the cost of control and/or resulting from any seepage, blowout, fire, explosion, cratering or other uncontrolled loss or flow ; regardless of cause and even if due in whole or in part to any fault, breach of contract or statute, or negligence of Contractor Group.

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M.	Contractor shall, upon receipt of written request from Company, indemnify Company from any damages assessed against Company by any court of final jurisdiction in respect of suits for patent infringement filed against Company. Contractor shall undertake the defense of such suits, wherein the alleged patent infringement is based upon material, equipment and tools furnished and used and processes performed by Contractor under this Agreement, provided that Company shall give Contractor: prompt written notice of the commencement or threat of commencement of such suit; all co-operation necessary in connection with any such suit; the right to control the defense of and any negotiations for settlement of such suit as well as any appeals and any ancillary litigation deemed necessary by Contractor.

Contractor shall not, however, hold Company harmless against suits for such infringement when the alleged infringement occurred as a result of the use by Contractor of a process, machine, article of manufacture, and/or composition of matter which was specifically requested to be used by the Company’s instructions.

N.	Except for indemnity obligations specifically assumed by Contractor hereunder and for breaches of Articles 10 and 15, Contractor’s Group maximum aggregate liability with respect to, arising from or in connection with this Agreement, whether in contract or tort (including negligence and breach of statutory duty), or otherwise at law or in equity is limited to $5,000,000 and Company will indemnify Contractor Group in excess thereof.

O.	UNLESS SPECIFICALLY STATED TO THE CONTRARY, THE RELEASE, DEFENSE INDEMNITY AND HOLD HARMLESS OBLIGATIONS IN ARTICLES 7(A) THROUGH 7(K) SHALL APPLY REGADRLESS OF CAUSE AND EVEN IF THE LIABILITY OR CLAIMS ARE CONTRIBUTED TO OR CAUSED BY THE SOLE, JOINT, OR CONCURRENT ACTIVE OR PASSIVE NEGLIGENCE, FAULT OR STRICT LIABILITY OF THE INDEMNITEE, INCLUDING BUT NOT LIMITED TO, THE SEAWORTHINESS OF ANY VESSEL, THE AIRWORTHINESS OF ANY AIRCRAFT, OR PRODUCT LIABILITY, WHETHER IN THE DESIGN, MANUFACTURE, MAINTENANCE, OR MARKETING THEREOF, OR FROM A FAILURE TO WARN OF SUCH DEFECT, OR ANY DEFECT IN DATA, PRODUCTS, SUPPLIES, MATERIALS, OR EQUIPMENT.

BOTH PARTIES ACKNOWLEDGE THAT THIS STATEMENT IS CONSPICUOUS AND AFFORDS FAIR AND ADEQUATE NOTICE.

P.	Except as provided for by Article 7.K above, neither Party shall be liable to the other for any indirect, special, punitive, exemplary or consequential damages including, but not limited to, damages for lost production, lost revenue, lost product, lost profits, or lost business or business interruptions, from any cause whatsoever, including but not limited to the negligence or breach of duty, statutory or otherwise, of either Party, and each Party hereby releases the other in this regard.

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Q.	The indemnities provided for in this Article 7 shall be limited to the extent necessary for compliance with laws or regulations applicable to the performance of the Services hereunder, and to the extent any such laws or regulations prohibit with the indemnities provided in this Agreement, such indemnity shall be deemed to be amended so as to comply with such laws or regulations.

R.	Each of the indemnities and releases given under this Article 7 shall be without regard to and without any right of contribution from any insurance maintained by the Person entitled to be released or indemnified.

ARTICLE 8 – WARRANTY:

A.	Services: Contractor will use its best judgment in making recommendations and suggestions as to how the Services should be performed and guarantees that it will perform the Services in a good and workmanlike manner in accordance with industry standards. Contractor’s liability concerning defective Services and/or elimination of defective Services shall be limited to their re-performance within thirty (30) days of completion; provided that, Contractor’s liability shall not exceed an amount equal to the cost of the respective defective Services performed.

B.	Notwithstanding the foregoing, because of the uncertainty of variable well conditions and the necessity of Contractor relying on facts and supporting service(s) furnished by Company and others, Contractor is unable to guarantee: the effectiveness of the equipment and materials, the accomplishment of Company’s intended purposes or results for which the services and equipment were sold and/or used, the accuracy of any log or chart interpretation, research analysis, job recommendation or other data or service furnished by Contractor to Company under the terms hereof, or the accuracy of data transmitted by electronic means and Contractor shall not be responsible for accidental or intentional interception of such data by others.

C.	THERE ARE NO WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS OR OTHERWISE, WHICH EXTEND BEYOND THOSE STATED IN THIS ARTICLE 8.

ARTICLE 9 – INSURANCE:

[***]

ARTICLE 10 – INTELLECTUAL PROPERTY (IP)

[***]

ARTICLE 11 – FORCE MAJEURE:

A.	Neither Party shall be considered in breach of the Agreement (excluding any obligation by Company to pay Contractor for the Services) if prevented from performing by any condition of force majeure which is beyond the control and without the negligence of the Party so affected. Force majeure shall include but not be limited to the following: blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, civil disturbances, explosions, breakage or accident to equipment or machinery, and acts of government.

B.	If any period of force majeure continues for more than thirty (30) days, either Party may terminate this Agreement or applicable Work Order by giving five (5) days written notice to the other Party. Contractor shall be paid for all Goods and/or Services provided and/or performed to the date of termination and any work in progress, personnel, stand-by charges, mobilization/demobilization costs, manufacturing or customization costs specific to the Services, standby rates, and any other reasonable costs provided by this Agreement and/or Work Order.

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ARTICLE 12 – PRICING AND PAYMENT:

All fees are exclusive of any sales, use or similar taxes which may be imposed on the Contractor’s sale or use of any Goods or Services performed. Company agrees to pay such taxes in addition to the prices in Contractor’s price list. Invoices are payable on the twentieth (20th) day after the date of invoice. Company agrees to pay interest on any unpaid balance from the date payable until paid at the lesser of 18% per annum or the highest lawful interest rate applicable. In the event Contractor employs an attorney for collection of any account, Company agrees to pay reasonable and necessary attorney fees, plus all collection and court costs. Company will have the right to withhold payment on any disputed portion of an invoice presented by Contractor for reasonable verification thereof; provided however, should Company exercise a right of withholding, Company shall advise Contractor in writing within twenty (20) days of the date of the invoice of its reasons for withholding.

ARTICLE 13 – RIGHT TO AUDIT:

Contractor shall maintain a true and correct set of records pertaining to Services performed hereunder and all transactions related thereto. Contractor further agrees to retain all such records for a period of two years after completion of the Services. Company may, at its expense, require Contractor at any time within said two year period to furnish sufficient evidence, with documentary support, to enable Company to: verify the correctness and accuracy of payments to Contractor; and verify that Contractor does not pay any commissions, fees, or grant any rebates to employees or officers of Company nor favor employees or officers of Company with gifts or entertainment of significant value nor enter into any business arrangement with employees or officers of Company other than as a representative of Company without Company’s written approval.

Within the time limit herein established, Company may at its own expense, following written notice to Contractor, employ an independent firm of public accountants to examine accounts, invoices, tickets and other documents exclusively related to the work performed under this Agreement for the purpose of verifying the accuracy and compliance with the provisions of this Article; provided that said accountants shall agree not to disclose to the Company any information secured in the course of such audit which does not bear on its above-mentioned purpose. Neither Company nor any of its representatives will be allowed access to Contractor’s confidential, proprietary, or trade secret information.

ARTICLE 14 – COMPANY OWNED INVENTORY:

In the event that Company requires that Contractor provide warehouse and storage services for Goods sold to Company, Contractor shall hold such Goods at Contractor facilities until required by Company, and the following shall apply: (1) title to such held Goods has passed from Contractor to Company and Company is the owner of the held Goods; (2) risk of loss of the held Goods, including loss arising from damage, act of God or theft belongs to Company; (3) no return of the held Goods to Contractor for credit is allowed under the Agreement unless such return is a result of a warranty claim under Article 8; (4) Contractor has no responsibility to insure the held Goods on behalf of Company and all risk of loss or damage, and any insurance obligations, rest with Company; (5) Contractor holds the held Goods only as a bailee at law for Company and as such Contractor has no liability with respect to the held Goods other than such a bailee would have at law as may be further limited by items (1) through (4) above; (6) payment is not contingent on any future Services.

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ARTICLE 15 – CONFIDENTIALITY:

A.	All records, data, reports, and other information concerning Company’s operations supplied by Company shall belong to Company and shall be Company’s confidential information (“Company Confidential Information”). Contractor shall maintain the confidentiality of the Company Confidential Information and treat such Company Confidential Information in the same manner as Contractor treats its own confidential information. Contractor’s technical information concerning its computer software, information contained and shown in its detailed drawings, the composition of the materials it supplies and information related to Contractor’s processes or the performance of Contractor’s personnel, materials or equipment shall be Contractor’s confidential information (“Contractor Confidential Information”). Company shall maintain the confidentiality of the Contractor Confidential Information and treat such Contractor Confidential Information in the same manner as Company treats its own confidential information. The confidentiality obligations set forth in this Agreement shall remain for a period of four years after termination of the ServicesContractor shall be entitled to use data it gathers while performing its services hereunder for the purpose of learning from the results of its services and for review, calibration and improvement of its materials, products, equipment and services, provided that Contractor shall neither disclose Company’s identity or information which would directly identify Company’s operations nor disclose Company’s Confidential Information.

B.	If the Party (the “Receiving Party”) that is in possession of the confidential information of the other Party (the “Disclosing Party”) is compelled by applicable law, regulation, securities exchange rule, or legal process to disclose the Disclosing Party’s confidential information, then the Receiving Party shall promptly notify the Disclosing Party in writing of such requirement and will cooperate fully, at the Disclosing Party’s cost and expense, with the Disclosing Party’s efforts to seek an appropriate protective order or other confidential protection, provided that the Receiving Party will always comply with its legal obligations. The above obligations of confidentiality shall not extend to information which: is known to the Receiving Party prior to disclosure hereunder; is disclosed to the Receiving Party by a third party under no obligation of confidence with regard to the disclosed information and having a right to disclose such information; is or shall become part of the public domain through no fault of the Receiving Party; is developed or obtained by the Receiving Party wholly independent of the disclosure hereunder.

C.	Notwithstanding any other provision in this Article 15, Company may (i) submit any reports of Contractor to a governmental agency with jurisdiction over its projects or facilities, provided that: such submission shall include a request for confidential treatment by such agency, and such report was specially a Deliverable under this Agreement and/or any work order hereunder, (ii) provide information to Company subcontractors solely for the purpose of their providing services to Company, provided that such subcontractors comply with the restrictions on disclosure set forth in this sentence Article, and (iii) create its own materials based on the content of the Services and Deliverables and using and disclosing such Company-created materials for external purposes, provided that Company does not, expressly or by implication, in any manner whatsoever, attribute such materials to Contractor or otherwise refer to or identify Contractor in connection with such materials (and Company shall indemnify and hold harmless Contractor Group from all claims arising from any third party’s use of or reliance upon any information disclosed or obtained in violation of this Article 15 c(iii)).

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ARTICLE 16 – AUTHORIZED PERSONS:

Any person employed by Contractor and in charge of either the personnel or equipment of Contractor shall be its authorized agent for the purpose of accepting any work order requesting performance of work or services under this Agreement, but such person shall have no authority to alter or amend any of the terms and conditions of this Agreement. Any representative of Company, including consultants hired by Company, who calls out Contractor to perform work or supply equipment or materials shall be an authorized representative of Company, and Contractor may rely upon instructions and commitments made by such representative on behalf of Company.

ARTICLE 17 – TERM OF AGREEMENT:

Other than in the event of a force majeure condition as set forth in Article 11, this Agreement shall continue in force and effect until terminated by either Party by the giving of at least thirty (30) days’ prior written notice to the other; provided, however, that in the event work being performed hereunder shall not be fully completed on such termination date, or in the event work has been requested under any work order executed pursuant to the provisions hereof prior to the termination date set forth in such notice, this Agreement shall continue in full force and effect until the full completion of the work so being performed or covered by such work order. Notwithstanding the foregoing Articles 5, 7, 8, 10, 13, 15, 17, and 1-23 inclusive (including the indemnities provided for herein) will survive termination of this Agreement. Fees paid in advance, net of any amount due to Contractor by Customer, will be refunded to Customer on a pro rata basis in the event that Services or any portion thereof are terminated for any reason other than non-payment of contracted amounts.

ARTICLE 18 – ASSIGNMENTS:

Neither Party shall have the right to assign this Agreement without the prior written consent of the other Party, which shall not unreasonably be withheld. Consent to any such assignment shall not relieve the Parties of their obligations hereunder and consent shall not be necessary in the event assignment is to a subsidiary or affiliate of the assigning Party.

ARTICLE 19 – SOLE AGREEMENT:

Both Company and Contractor shall continue to execute the usual field work orders and/or tickets customarily required by each of them in connection with the request for or performance of the services contemplated under the terms of this Agreement, with the understanding on the part of both Parties that irrespective of the terms and conditions of such field work orders and/or tickets, the terms and conditions of this Agreement shall apply in determining the rights and liabilities of the Parties hereto. This Agreement constitutes the entire understanding between the Parties with respect to the subject matter, and replaces any previous oral or written agreements, representations, or statements. Notwithstanding the preceding provisions of this Article 19, the provisions of the Master Consulting Services Agreement between the parties shall not be affected by this Agreement and shall continue to survive.

ARTICLE 20 – SEVERABILITY:

If any provision (whole or part) of this Agreement shall be held to be invalid, void, or of no effect for any reason, the remainder shall not be affected, and this Agreement shall be construed as if the invalid provision (in whole or part) did not exist.

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ARTICLE 21 – NON-SOLICITATION:

Each of the Parties hereto agrees that neither Party nor its affiliates and subsidiaries will, except with the other Party’s prior written approval, solicit or offer employment, whether directly or indirectly, to the other Party’s employees or staff engaged in any efforts under this Agreement for a period of one year after termination and/or completion of the Service per applicable work order.  If this clause is breached and an employee is hired in contravention of these provisions, the hiring Party shall pay to the former employer a one-time fee of one hundred percent (100%) of the employee’s annual charge rate assuming one hundred percent (100%) chargeability or, if no charge rate applies, one hundred percent (100%) of the employee’s annual salary. The foregoing provision shall not preclude a Party from (i) conducting generalized searches for employment (including through the use of general advertisements, search firms and internet postings) not targeted towards the other Party or its employees, or from soliciting or hiring any person who responds thereto, (ii) hiring an employee of the other Party who contacts such hiring Party on his or her own initiative so long as the hiring Party did not directly or indirectly encourage that employee to initiate contact, or (iii) hiring an employee of the other Party who has ceased to be employed by the other Party prior to the commencement of employment discussions between such employee and the hiring Party.

ARTICLE 22 – NOTICES:

All notices to be given under this Agreement shall be in writing and shall be sent to Contractor at 3000 North Sam Houston Parkway East, Houston, Texas 77032 (Attention: Commercial Law - US Regional Counsel), and via email to: LawDept.US.Comm@Halliburton.com, and to Company at 1761 George Washington Way #362, Richland, WA 99354-2303 and via email to: rod@deepisolation.com, or to such other address that either Party may provide to the other from time to time.

ARTICLE 23 – GOVERNING LAW:

The validity, interpretation and construction of the terms and conditions of this Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Texas, exclusive of conflict of laws principles, provided however, any activity performed pursuant to these terms and conditions that is maritime in nature shall be governed by Federal maritime law. The Parties agree that the sole and exclusive venue for the resolution of any and all disputes arising from or relating to this Agreement is in the state or federal courts located in Harris County, Texas.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in duplicate the day and year first herein set forth.

DEEP ISOLATION US LLC		HALLIBURTON ENERGY SERVICES, INC.

/s/ Rod Baltzer		/s/ Duane Sherritt

By:	Rod Baltzer	By:	Duane Sherritt

Its:	President & CEO	Its:	VP Low Carbon Solutions/Halliburton

Date:	01/28/26	Date:	01/28/26

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